Exhibit 99.1

APOLLO SOLAR ENERGY, INC. REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

CHENGDU, China, Aug. 20 /PRNewswire-Asia-FirstCall/ -- The Board of Directors of Apollo Solar Energy, Inc., (OTC Bulletin Board: ASOE; "Apollo Solar Energy" or "the Company"), a leading vertically integrated miner and refiner of tellurium (Te) and high-purity tellurium based metals for specific segments of the global electronic materials market, today announced financial results for the second quarter ended June 30, 2009.

Second quarter of 2009:

Revenue for the second quarter of 2009 increased 48% to $1.7 million from $1.1 million in the second quarter of 2008.

Gross profit for the second quarter of 2009 increased 155% to $0.4 million compared to $0.2 million for the same period in the prior year. The increase in gross profit was primarily attributable to our improved tellurium processing techniques and stable demand that led to continual production and higher efficiency.

Operating expenses in the second quarter of 2009 increased to $0.8 million compared to $0.4 million in the same period of the prior year. This increase was a result of higher administrative expenses required to support a growing revenue base, as well as professional fees incurred as a publicly listed company, stock based compensation expenses for options granted and an increase in depreciation expense.

Operating loss for the second quarter of 2009 was $0.4 million compared to profit of $0.2 million in the prior year.

Net loss for the second quarter of 2009 was $0.5 million, or $0.02 per diluted share, compared to net loss of $0.2 million or $0.01 per diluted share in the prior year.

First six months of 2009:

Revenue for the first six months of 2009 increased 31% to $4.0 million from $3.1 million in the same period of 2008.

Gross profit for the first six months of 2009 decreased 5.9% to $0.9 million compared to $0.9 million for the same period in the prior year. The decrease in gross profit was primarily attributable to the increase in cost of raw materials, labor cost, and the change in product mix.

Operating expenses in the first six months of 2009 increased to $1.8 million compared to $0.6 million in the same period of the prior year. This increase was a result of higher administrative expenses, as well as professional fees incurred as a publicly listed company, stock based compensation expenses for options granted and an increase in depreciation expense.

Operating loss for the first six months of 2009 was $0.9 million compared to profit of $0.4 million in the prior year.

Net loss for the first six months of 2009 was $1.1 million, or $0.01 per diluted share, compared to net income of $0.2 million or $0.1 per diluted share in the prior year.

"We are satisfied with the results for the second quarter of 2009. The first part of 2009 has been a difficult period for Apollo Solar Energy, and we, like other firms have weathered a difficult US market. During this period, however, we are still able to maintain our sales of tellurium products. Our results further support our premise that owning the tellurium feedstock in CdTe production is essential for the long term viability of any refiner, particularly in the thin film solar industry. In addition, our recently completed technical review by Behre Dolbear & Company of the Dashuigou and Majiagou mines provides a solid base of support to continue with the exploration and mining of these properties", commented Mr. Hou Renyi, CEO and Chairman of Apollo Solar Energy, Inc. "We continue to pursue innovative technologies and processes to be a leading vertically integrated miner and refiner of tellurium (Te) and high-purity tellurium based metals for the global electronic materials market".

About Apollo Solar Energy, Inc.

Apollo Solar Energy, Inc., through its wholly owned subsidiary, Sichuan Apollo Solar Science & Technology Co., Ltd., is primarily engaged in the mining and refining of tellurium (Te) and high-purity tellurium based metals for specific segments of the global electronic materials market. The Company's products include CdTe thin-film compounds, CIGS thin-film compounds, Ultra- high purity metals, and commercial-purity metals.

Safe Harbor Statement

The statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," "expect" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, our statements regarding the potential growth of the markets or forecasting financial results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including but not limited to, general economic conditions and regulatory developments, not within our control. The factors discussed herein and expressed from time to time in our filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed or implied by such statements. The forward-looking statements are made only as of the date of this filing, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances

APOLLO SOLAR ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30, 2009	Three months ended June 30, 2008	Six months ended June 30, 2009	Six months ended June 30, 2008
Sales	$1,681,755	$1,135,466	$3,990,374	$ 3,045,173
Cost of sales	(1,287,590)	(981,218)	(3,099,278)	(2,098,713)
Gross profit	394,165	154,248	891,096	946,460
Operating expenses				
General and administrative expenses	483,539	254,838	1,251,954	361,506
Stock based compensation	173,082	--	373,262	--
Selling expenses	51,220	99,704	121,717	158,624
Research and development	38,944	43,193	49,962	45,289
Total Operating Expenses	746,785	397,735	1,796,895	565,419
Operating income (loss)	(352,620)	(243,487)	(905,799)	381,041
Interest income (expenses)	(98,771)	3,628	(189,103)	10,703
Income (loss) before income taxes	(451,391)	(239,859)	(1,094,902)	391,744
Provision for income taxes	11,667	2,482	23,488	158,717
Net income (loss)	$(463,058)	$(242,341)	$(1,118,390)	$233,027
Other Comprehensive Income				
Foreign currency translation adjustment	$(35,199)	$464,322	$(6,270)	$(106,278)
Comprehensive Income (loss)	$(1,153,589)	$697,349	$(469,328)	$(348,619)
Basic and diluted income per common share				
Basic	$(0.02)	$0.01	$(0.01)	$(0.01)
Diluted	$(0.02)	$0.01	$(0.01)	$(0.01)
Weighted-average common shares outstanding				
Basic	44,555,131	44,555,131	44,555,131	44,555,131
Diluted	45,385,131	44,555,131	45,385,131	44,555,131

APOLLO SOLAR ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended June 30, 2009	2008
Cash flows from operating activities:		
Net income (loss)	$(1,118,390)	$233,027
Adjustments to reconcile net income to net cash used in operating activities:		
Issuance of options for service	373,262	--
Depreciation	598,367	223,503
Deferred tax assets	9,418	--
Changes in assets and liabilities:		
Account receivable-trade	(287,821)	(540,239)
Inventory	213,263	(4,929,909)
Other sundry current assets	(18,581)	(207,399)
Tax receivable	488,047	--
Advance for purchases	(174,461)	(334,021)
Account payable-trade	(301,101)	102,239
Accounts payable - construction	(50,469)	--
Accrued expenses and other sundry current liabilities	(223,704)	429,509
Accrued interests	184,785	--
Net cash used in operating activities	(307,385)	(5,023,290)
Cash flows from investing activities:		
Non-marketable investment	(43,904)	--
Purchase of property & equipments	(1,011,214)	(5,542,889)
Government subsidy to purchase of fixed assets	2,019,579	--
Acquisition of land use rights	(3,673,545)	--
Net cash used in investing activities	(2,709,084)	(5,542,889)
Cash flows from financing activities:		
Proceeds from short-term borrowings	1,956,358	--
Capital contribution	--	7,146,383
Advance from (payment to) shareholders	(3,202,661)	144,775
Advance from (payment to) related party	(361,671)	531,613
Net cash provided by (used in) financing activities	(1,607,974)	7,822,771
Effect of exchange rate changes on cash and cash equivalents	(6,284)	223,996
Net decrease in cash and cash equivalents	(4,630,727)	(2,519,412)
Cash and cash equivalents, beginning of period	4,874,044	2,621,139
Cash and cash equivalents, end of period	$243,318	$101,727
Supplemental disclosures of cash flow information:		
Interest paid	$5,163	$--
Income taxes paid	$9,862	$--